Exhibit 3.1

ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ALLIANCE ONE INTERNATIONAL, INC.

I. The name of the corporation is Alliance One International, Inc. (the “Corporation”).

II. The amendment (the “Amendment”) adopted is as follows:

The Corporation’s Amended and Restated Articles of Incorporation are amended by adding the following provision at the end of Article III(A):

4. As of 11:59 p.m. (Eastern Time) on June 26, 2015 (the “Effective Time”), without further action of any kind on the part of the Corporation or its shareholders, every ten shares of Common Stock outstanding or held by the Corporation in its treasury shall be combined, changed and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock, without par value, without any other change in the powers, preferences and rights or qualifications, limitations or restrictions thereof. There shall be no fractional shares issued as a result of such combination, change and reclassification, and a holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive one full share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall at and after the Effective Time confer no right upon the holders thereof other than the right to exchange them for certificates representing that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, changed and reclassified, subject to the adjustment for fractional share interests as described above, pursuant to the provisions hereof.

III. The foregoing Amendment was proposed by the Corporation’s Board of Directors, which found adoption of the Amendment to be in the Corporation’s best interest and directed that the Amendment be submitted to a vote at a meeting of the Corporation’s shareholders on May 27, 2015.

IV. On April 24, 2015, notice of the meeting of the Corporation’s shareholders, accompanied by a copy of this Amendment, was given in the manner provided in the Virginia Stock Corporation Act to each of the Corporation’s shareholders of record.

V. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast
Common Stock, no par value	96,436,220	88,583,099

The total number of votes cast for and against the Amendment, and the number of abstentions, by each voting group entitled to vote separately on the Amendment was:

Voting Group	Votes “For”	Votes “Against”	Abstentions
Common Stock, no par value	51,032,441	28,835,047	399,251

The total number of votes cast for the Amendment by each voting group was sufficient for approval of the Amendments by the voting group.

VI. Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, this Amendment shall become effective at 11:59 p.m., Eastern Time, on June 26, 2015.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized President and Chief Executive Officer as of this 24th day of June, 2015.

ALLIANCE ONE INTERNATIONAL, INC.,
a Virginia corporation

By:	/s/ J. Pieter Sikkel
Name:	J. Pieter Sikkel
Title:	President and Chief Executive Officer

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